Exhibit 99.3

KEY INVESTOR QUESTIONS

INVESTOR RELATIONS

1.	What role will your executive team have after the Merger? Will Arie, David, Shawn and Tim stay on?

Gilead views our team as a key strength. We will provide more details on these matters as we proceed toward closing.

2.	What is the status of the FDA review? Is it still on track?

Yes. The review process is moving forward. On our Second Quarter conference call, we indicated that the FDA had completed its mid-cycle review, inspection of our commercial manufacturing facility, and GCP inspections of our clinical sites. The PDUFA date is November 29, 2017.

3.	What is the premium?

The $180 per share acquisition price represents a 57% premium to Kite’s 60-day volume weighted average stock price and an equity value for the entire company of $11.9 billion on a fully diluted basis.

4.	Can you provide any color on the timing of the merger agreement? Why didn’t you wait until after launch? Was there a lack of confidence in the commercial potential of axi-cel?

Our 14d-9 will include details on the Board’s considerations. After careful consideration, our Board unanimously concluded that a combination with Gilead is in the best interest of our stockholders.

5.	When did discussions between Gilead and Kite begin? How long did this process take?

Please refer to our 14d-9, when available.

6.	Was it a competitive process? How many bidders were involved?

Please refer to our 14d-9, when available.

7.	What is the integration strategy?

Research and clinical development will remain based in Santa Monica, and product manufacturing will remain at El Segundo.

8.	When will you commence the tender offer?

Gilead will commence, within the next two weeks, a tender offer to acquire all of the outstanding shares of Kite’s common stock at a price of $180 per share in cash.

Following completion of the tender offer, Gilead will as soon as possible thereafter acquire all remaining shares not tendered in the offer through a merger at the tender offer price.

The consummation of the tender offer is subject to various conditions, including a minimum tender condition of at least a majority of outstanding Kite shares on a fully diluted basis, the expiration or termination of the waiting period under the Hart Scott Rodino Act, and other customary conditions.

9.	When will you file with the Federal Trade Commission for Hart Scott Rodino? When do you expect clearance? Do you anticipate any significant pushback on HSR?

Further details will be available in our 14d-9. We expect to close the transaction in the fourth quarter of 2017.

10.	When do you expect to file the Schedule 14-D forms?

Under the merger agreement the tender offer documents are required to be filed within 10 business days following the signing.

11.	When do you expect the transaction to close?

We expect to close the transaction in the fourth quarter of 2017.

Investor Messages:

–	$180 per share all cash offer, representing an equity value of more than $11.9 billion.

–	Transaction expected to close in Q4 2017, subject to the satisfaction of customary closing conditions, including receipt of U.S. regulatory clearance.

–	Kite’s Board of Directors engaged in a careful and thorough process, and determined that this all-cash transaction with Gilead maximizes value for shareholders.

–	The combination of Kite with a larger global organization expands the potential of our proposed commercial cell therapies and clinical pipeline to reach more patients globally.

–	We have significant momentum across our clinical development, cell manufacturing and research programs and this is an affirmation of the meaningful value we have created.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite Pharma, Inc. (“Kite”). A solicitation and an offer to buy shares of Kite will be made only pursuant to an offer to purchase and related materials that Gilead Sciences, Inc. (“Gilead”) intends to file with the U.S. Securities and Exchange Commission (“SEC”). At the time the offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Kite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Kite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at www.kitepharma.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements related to Kite and the acquisition of Kite by Gilead, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Kite and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Kite’s business; the commercial success of Kite’s products; approval of axi-cel by the FDA; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Kite’s ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by Kite, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Kite. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at http://ir.kitepharma.com/financials.cfm. All forward-looking statements are based on information currently available to Kite, and Kite assumes no obligation to update any forward-looking statements.

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